                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           A.D.A.M. SOFTWARE, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     [Letterhead of A.D.A.M. Software, Inc.]

                                                                   July 29, 1996

Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of A.D.A.M. Software, Inc. to be held on September 18, 1996 at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328. The meeting will begin promptly at 9:00 a.m., local time, and we hope that it will be possible for you to attend.

     The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

     Please date, sign and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your Board of Directors, thank you for your continued support and interest in A.D.A.M. Software, Inc.

                                          Sincerely,

                                           /s/ ROBERT S. CRAMER, JR.
                                          ----------------------------
                                              Robert S. Cramer, Jr.
                                           Chairman of the Board and
                                                   Co-Founder

                                     [Logo]

- --------------------------------------------------------------------------------
                            A.D.A.M. SOFTWARE, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 18, 1996
- --------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of A.D.A.M. Software, Inc. will be held at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia, on Wednesday, September 18, 1996 at 9:00 a.m., local time, for the following purposes:

          (i) To elect three directors to serve until the 1999 Annual Meeting of Shareholders and one director to serve until the 1997 Annual Meeting of Shareholders;

          (ii) To ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending March 31, 1997; and

          (iii) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Company at the close of business on July 15, 1996 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on July 15, 1996 will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent or his attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                          By Order of the Board of Directors,

                                          /s/ CURTIS A. CAIN
                                          ----------------------------------
                                              Curtis A. Cain
                                          Chief Executive Officer

Atlanta, Georgia
July 29, 1996

- --------------------------------------------------------------------------------
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN
AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.
- --------------------------------------------------------------------------------

                            A.D.A.M. SOFTWARE, INC.
                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328

- --------------------------------------------------------------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 18, 1996
- --------------------------------------------------------------------------------

     The 1996 Annual Meeting of Shareholders (the "Annual Meeting") of A.D.A.M. Software, Inc. (the "Company") will be held on September 18, 1996, for the purposes set forth in the Notice of Annual Meeting of Shareholders attached hereto. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board" or "Board of Directors") and the cost of the solicitation will be borne by the Company. When the proxy is properly executed and returned, the shares it represents will be voted as directed at the Annual Meeting or any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revokable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting.

RECORD DATE

     Only shareholders of record as of the close of business on July 15, 1996 (the "record date") will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 5,274,647 shares of Common Stock. Shareholders of record as of the close of business on July 15, 1996 are entitled to one vote for each share of Common Stock held. No cumulative voting rights are authorized and dissenters' rights for shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders of the Company on or about July 29, 1996.

VOTING AND PROXIES

     The presence in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote is required to elect directors. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration, including the election of directors. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     Under the Bylaws of the Company, the number of directors constituting the Board is fixed at no greater than nine. The Bylaws divide the Board into three classes with the directors in each class serving a term of three years. There are three directors, Robert S. Cramer, Jr., Anthony J. Gatti, M.D. and John W. McClaugherty, who have been nominated to stand for reelection as directors at the Annual Meeting and one director, Francis J. Tedesco, M.D., who has been nominated to stand for election as director at the Annual Meeting. Dr. Tedesco was elected by the Board of Directors to fill the remaining term for Dr. C. Everett Koop, who resigned from the Board in July 1996. In addition to the four nominees, there are four directors continuing to serve on the Board, whose terms expire in 1997 and 1998.

     Except as otherwise provided herein, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect substitute nominees recommended by the Board. In no event, however, can a proxy be voted to elect more than four directors.

     The following list sets forth the names of the three nominees for reelection to the Board to serve until the annual meeting of shareholders in 1999, or until their successors are duly elected and qualified, and one nominee for election to the Board to serve until the annual meeting of shareholders in 1997, or until his successor is duly elected and qualified. Such list also contains, as to each nominee and incumbent director, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than the Company) presently held, and certain other information, which information has been furnished by the respective individuals.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ROBERT S. CRAMER, JR., ANTHONY
J. GATTI, M.D. AND JOHN W. MCCLAUGHERTY TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1999 OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED AND FOR FRANCIS J. TEDESCO, M.D. TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1997 OR UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

NOMINEES FOR ELECTION -- TERM EXPIRING IN 1999

     ROBERT S. CRAMER, JR. (Age 35) Mr. Cramer, a co-founder of the Company, has served as Chairman of the Board and a Director since the Company's inception in March 1990. From 1987 to 1992, he served as Chairman of the Board of Directors of Medical Legal Illustrations, Inc. ("MLI"), a predecessor to the Company. In 1989, Mr. Cramer served as an Executive Editor and Co-Publisher of Atlanta Computer Spectrum, a regional technology publication he helped to create. Also, since 1994 Mr. Cramer has served as Chairman of the Board of the Atlanta Task Force for the Homeless, a community-wide non profit organization working with, and on behalf of, homeless people.

     ANTHONY J. GATTI, M.D. (Age 47) Dr. Gatti has been a Director of the Company since May 1993. Dr. Gatti has been a doctor of podiatric medicine in private practice since 1974. He is President and a director of National Podiatry Management, a preferred provider organization offering podiatry services to major health providers, and a director of several other national and state podiatric medicine groups.

     JOHN W. MCCLAUGHERTY. (Age 36) Mr. McClaugherty, a co-founder of the Company, has served as a Director of the Company since its inception in March 1990. Mr. McClaugherty served as Chief Executive Officer of the Company from its inception until March 1994. Prior thereto, Mr. McClaugherty was the Vice President of Sales and Marketing and a director of MLI, predecessor to the Company, from March 1985 until March 1990. Since 1994, Mr. McClaugherty has served as President of J.S.K., Inc., a provider of medical illustrations to the legal profession and a licensee of the Company. See "Certain Transactions."

NOMINEE FOR ELECTION -- TERM EXPIRING IN 1997

     FRANCIS J. TEDESCO, M.D. (Age 52) Dr. Tedesco has been a Director of the Company since July 1996. He has served as President of the Medical College of Georgia (MCG) since 1988 and has been a Professor of Medicine there since 1981. He also is a consultant to Dwight David Eisenhower Army Medical Center -- Fort Gordon Georgia, Veterans Administration Medical Center -- Augusta, Georgia and Walter Reed Army Medical Center -- Washington, DC. Prior to coming to MCG in 1978, Dr. Tedesco held academic appointments beginning in 1971 at the Hospital of the University of Pennsylvania, Washington University School of Medicine, St. Louis, Missouri and University of Miami School of Medicine. Dr. Tedesco currently serves on the Board of Directors and is Vice President of the Georgia Division of the American Cancer Society, and he is a director of UROHealth, a medical products manufacturer.

DIRECTORS CONTINUING IN OFFICE UNTIL 1997

     J. LARRY JONES. (Age 54) Mr. Jones has been a Director of the Company since August 1995. Mr. Jones became a director of Addison-Wesley Publishing Company, Inc. ("Addison-Wesley") and President of its Educational Publishing Division in 1988, President of Addison-Wesley in October 1992, Chief Executive Officer of Addison-Wesley in October 1994 and Chairman of the Board of Addison-Wesley in January 1995.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998

     HOLCOMBE T. GREEN, JR. (Age 56) Mr. Green has been a Director of the Company since June 1992. Mr. Green has been the principal of Green Capital Investors, L.P., an investment partnership, since its organization in January 1988. Mr. Green is currently Chairman and Chief Executive Officer of West Point Stevens, Inc., a textile manufacturer and Chairman of the Board of Directors of HBO & Co., Inc., a healthcare software developer. He is also a director of Georgia Gulf Corporation, a chemical manufacturer, American Buildings Company, a metal buildings manufacturer and Rhodes, Inc., a furniture retailer.

     SALLY D. ELLIOTT. (Age 43) Ms. Elliott has been a Director of the Company since June 1993. Ms. Elliott has served since June 1991 as President of Benjamin/Cummings Publishing Company, Inc., a publisher of college textbooks and a subsidiary of Addison-Wesley, a minority shareholder of the Company. Prior thereto, Ms. Elliott served as General Manager of Benjamin/Cummings from June 1989 to June 1991 and Editorial Director of Benjamin/Cummings from June 1987 to June 1989. Ms. Elliott is also a director of Addison-Wesley.

     GREGORY M. SWAYNE. (Age 38) Mr. Swayne, a co-founder of the Company, has served as President, Vice President of Production and a Director of the Company since its inception in March 1990. As the original founder of MLI, he served as President of MLI from 1985 until February 1992, and as a director of MLI from 1985 until the merger of MLI and the Company in May 1992. Mr. Swayne is a master degreed medical illustrator who completed a three year graduate program in medical illustration that required him to participate in all the first year medical school courses (including gross anatomy, histology, embryology and neuroanatomy) as well as a full year of direct surgical observation and illustration.

MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ended March 31, 1996 ("fiscal 1996"), the Board held five regular meetings and each Board committee held one meeting. With the exception of Mr. Jones, who attended at least 75% of all Board meetings from the date of his election through the end of fiscal 1996, and Dr. Tedesco, who was not a director of the Company during fiscal 1996, all directors attended at least 75% of all Board and committee meetings in fiscal 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is responsible for recommending independent accountants, reviewing with the accountants the scope and results of the audit engagement, and consulting with independent accountants and management with regard to the Company's accounting methods and control procedures. Mr. Green is the chairman of the Audit Committee. The Compensation Committee is responsible for reviewing recommendations from the Chairman of the Board of Directors with regard to the compensation of officers of the Company and reporting to the Board of Directors its recommendations with regard to such compensation. Mr. Cramer is the chairman of the Compensation Committee. The Stock Option Committee is responsible for operating and administering the Company's 1991 Employee Stock Option Plan and its Amended and Restated 1992 Stock Option Plan. The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

     To date, directors have not received compensation for their services as directors of the Company. The Company intends to adopt a stock option plan for non-employee directors, but the terms of this plan have not yet been determined.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP to serve as independent auditors of the Company for fiscal 1997, subject to ratification of this appointment by the shareholders of the Company. Price Waterhouse LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by Price Waterhouse LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. One or more representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 1997. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of shares of Common Stock as of July 1, 1996 for (i) directors of the Company, (ii) the Chief Executive Officer and each of the other highest paid executive officers of the Company whose total annual salary and bonus exceeded $100,000 during fiscal 1996 (collectively the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person who is a shareholder of the Company holding more than a 5% interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power. The number of shares represents (a) the number of shares of Common Stock the person beneficially owns plus (b) the number of shares issuable to such person upon exercise of currently exercisable options and warrants.

                                                                     NUMBER
                                                                   OF SHARES
                        NAME AND ADDRESS                          BENEFICIALLY
                      OF BENEFICIAL OWNER                            OWNED         PERCENT OF CLASS(1)
- ----------------------------------------------------------------  ------------     -------------------
Robert S. Cramer, Jr.(2)........................................       686,391             12.6%
Curtis A. Cain(3)...............................................       127,000              2.4
Gregory M. Swayne(4)............................................       382,354              7.1
Sally D. Elliott(5).............................................            --               --
Anthony J. Gatti, M.D.(6).......................................       205,000              3.9
Holcombe T. Green, Jr.(7).......................................       178,286              3.3
J. Larry Jones(8)...............................................       764,658             14.3
John W. McClaugherty............................................        26,202                *
Francis J. Tedesco, M.D.........................................            --               --
Addison-Wesley Publishing Company, Inc..........................       764,658             14.3
James D. Oelschlager(9).........................................       418,750              7.9
Firestone Tire and Rubber Master Trust(10)......................       356,250              6.8
All executive officers and directors as a group (12
  persons)(11)..................................................     2,377,391             40.9%

- ---------------

   * Less than 1%.
 (1) Assumes 5,274,647 shares outstanding. Except as indicated in the footnotes set forth below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares shown as owned by, and the voting power of, individual shareholders include shares which are not currently outstanding but which such shareholders are entitled to acquire or will be entitled to acquire within 60 days. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular shareholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Includes 125,000 shares issuable upon exercise of outstanding options and 42,938 shares issuable upon exercise of outstanding warrants.
 (3) Includes 119,000 shares issuable upon exercise of outstanding options. Includes 6,000 shares owned by Mr. Cain's mother and deemed beneficially owned by Mr. Cain by virtue of his dispositive power as power of attorney over such shares. Mr. Cain disclaims beneficial ownership of such shares.
 (4) Includes 125,000 shares issuable upon exercise of outstanding options.
 (5) Ms. Elliott is a director of Addison-Wesley. See "Certain Transactions."
 (6) Includes 108,500 shares jointly held by Dr. Gatti and his wife. Dr. Gatti shares voting and dispositive power with respect to the 108,500 shares and disclaims beneficial ownership of such shares. Includes 70,250 shares held by Anthony J. Gatti, D.P.M., P.C. Money Pension Plan of which Dr. Gatti is Trustee and over which Dr. Gatti holds sole voting and dispositive power. Dr. Gatti disclaims beneficial ownership of such shares. Includes 16,250 shares held by Anthony J. Gatti, D.P.M., P.C. Profit Sharing Plan, of which Dr. Gatti is Trustee and over which Dr. Gatti holds sole voting and dispositive power. Dr. Gatti disclaims beneficial ownership of such shares. Includes 5,000 shares issuable upon exercise of outstanding options.

 (7) Includes 64,286 shares held by HTG Corp. Profit Sharing Plan. Mr. Green is the Trustee of HTG Corp. Profit Sharing Plan, has sole voting and dispositive power and disclaims beneficial ownership of such shares. Includes 50,000 shares held by Hall Family Investments, L.P. Mr. Green's wife is a general partner in Hall Family Investments, L.P. and shares voting and dispositive power. Mr. Green disclaims beneficial ownership of such shares. Includes 55,000 shares issuable upon exercise of outstanding warrants.
 (8) Includes 700,000 shares of Common Stock beneficially owned by Addison-Wesley and 64,658 shares issuable to Addison-Wesley upon exercise of outstanding options. Mr. Jones chief executive officer and a director of Addison-Wesley disclaims beneficial ownership of these shares. Mr. Jones' address is c/o A.D.A.M. Software, Inc., 1600 River Edge Parkway, Suite 800, Atlanta, Georgia 30328.
 (9) Includes 356,250 shares held by the Firestone Tire and Rubber Master Trust (the "Firestone Trust"), for which Oak Associates, of which Mr. Oelschlager is President, is the fund manager. Includes 12,500 shares held by the Oak Associates Profit Sharing Plan and Trust, of which Mr. Oelschlager is the trustee. Mr. Oelschlager's address is c/o Oak Associates, 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333.
(10) The Firestone Trust's address is Chemical Bank, as trustee for Firestone Rubber and Tire Master Trust (R.D. 4615504) c/o Oak Associates, 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333.
(11) Includes, for each officer and director, their respective shares issuable upon exercise of outstanding options and warrants.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth certain information relating to the compensation earned during fiscal 1996 and the fiscal year ended March 31, 1995 ("fiscal 1995") by the Named Executive Officers.

                                                                                              LONG-TERM
                                                              ANNUAL COMPENSATION            COMPENSATION
                                                      -----------------------------------    ------------
                                                                               SECURITIES     ALL OTHER
                                            FISCAL                             UNDERLYING    COMPENSATION
      NAME AND PRINCIPAL POSITIONS           YEAR     SALARY($)    BONUS($)    OPTIONS(#)       ($)(1)
- -----------------------------------------   ------    ---------    --------    ----------    ------------
Robert S. Cramer, Jr.....................    1996     $ 128,750         --       75,000         $2,140
  (Chairman of the Board of Directors,       1995     $ 126,583    $ 4,500       20,000             --
  Co-Founder and Director)
Curtis A. Cain...........................    1996     $ 135,000    $12,340       90,000             --
  (Chief Executive Officer)                  1995     $ 113,333    $ 9,500       20,000             --
Gregory M. Swayne........................    1996     $ 128,750    $ 9,000       75,000         $4,245
  (President, Co-Founder, Vice President     1995     $ 126,583    $ 4,500       20,000             --
  of Production and Director)

- ---------------
(1) Represents life insurance premiums paid on behalf of such executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 1996.

                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                          ------------------------------------------------------------     VALUE AT ASSUMED
                          NUMBER OF                                                      ANNUAL RATES OF STOCK
                          SECURITIES     % OF TOTAL                                       PRICE APPRECIATION
                          UNDERLYING   OPTIONS GRANTED   EXERCISE OR                        FOR OPTION TERM
                           OPTIONS      TO EMPLOYEES      BASE PRICE      EXPIRATION     ---------------------
          NAME            GRANTED(#)   IN FISCAL YEAR    ($/SHARE)(1)      DATE(2)       5%($)(3)   10%($)(3)
- ------------------------  ----------   ---------------   ------------   --------------   --------   ----------
Robert S. Cramer, Jr....    75,000           19.9%           8.50       March 15, 2006   $400,920   $1,016,010
Curtis A. Cain..........    90,000           23.9%           8.50       March 15, 2006   $481,104   $1,219,213
Gregory M. Swayne.......    75,000           19.9%           8.50       March 15, 2006   $400,920   $1,016,010

- ---------------

(1) These options were granted on March 15, 1996.
(2) These options become exercisable at the rate of one-third per year commencing on March 15, 1997.
(3) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These numbers do not take into account plan provisions providing for termination of the option following termination of employment or nontransferability.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows the number and value of exercisable and unexercisable options held by the Company's Named Executive Officers as of the end of fiscal 1996. Value is determined as the difference between exercise price and fair market value. No stock appreciation rights were outstanding in fiscal 1996.

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                 SHARES       VALUE         OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS AT
                               ACQUIRED ON   REALIZED          YEAR-END(#)               FISCAL YEAR-END($)
            NAME               EXERCISE(#)    ($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
- -----------------------------  -----------   --------   -------------------------   ----------------------------
Robert S. Cramer, Jr.........     70,000     $350,000         145,000/75,000(3)              $40,000/--
Curtis A. Cain...............          0            0         119,000/90,000                      --/--
Gregory M. Swayne............          0            0         215,000/75,000                 $180,000/--

- ---------------

(1) Based on the difference between the fair market value of the Company's Common Stock at the date of exercise, less the exercise price.
(2) Based on the market price of the Company's Common Stock on March 31, 1996 ($5.00), less the exercise price of "in-the-money" options.
(3) Does not include warrants to purchase 42,938 shares of Common Stock issued in connection with the Subordinated Bridge Notes. See "Certain Transactions."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Cramer, Cain and Swayne. Each agreement expires on December 31, 1997 (the "Expiration Date") and is automatically renewable for successive one-year periods unless written notice of non-renewal is given by either party. Each agreement also may be terminated by the Company with or without cause or upon the employee's death or inability to perform his duties on account of a disability for a period of twelve consecutive months or by the employee. If any agreement is terminated prior to the Expiration Date for any reason, except by the employee, by the Company for cause or upon the employee's death or disability, the Company must continue to pay the employee's base salary and bonus either (i) for the period from the date of termination through the Expiration Date if the agreement is terminated prior to the first anniversary thereof or (ii) for the two year period following the date of termination if the agreement is terminated after the first anniversary thereof. If the agreement is terminated because of the death or disability of the employee, the Company must pay the employee or his beneficiaries his base salary and bonus for a period of one year following the date of termination; provided, however, that, in the case of termination for disability, the Company may elect, in lieu of making such payments, to provide the employee with disability insurance coverage. The agreements provide for a minimum base salary of $120,000 for each of Messrs. Cramer, Cain and Swayne, and for annual discretionary bonuses. Each agreement also contains a two year noncompetition, customer and employee nonsolicitation and confidentiality provision. In addition, the Company has executed Employee Confidentiality, Nondisclosure and Noncompetition Agreements with all of its employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the Compensation Committee of the Company consisted of Messrs. Cramer and Green and Ms. Elliott.

     The Company borrowed $400,015 from Charter Bank and Trust Company on March 10, 1993. The loan is secured by a first lien on the Company's accounts receivables, inventory and equipment and is personally guaranteed by Messrs. Cramer, McClaugherty and Swayne. The loan accrues interest at 8.5% per annum, is self-amortizing and is due on March 15, 1998. The outstanding principal balance was $0 as of March 31, 1996.

     The Company maintained a line of credit with Charter Bank and Trust Company for $450,000. The term of this facility commenced on March 10, 1993 and expired on May 15, 1995. Repayment of this facility was personally guaranteed by Messrs. Cramer, McClaugherty, Swayne and another director of the Company. As payment for their guarantees, on March 10, 1993 each guarantor received options to purchase 5,000 shares of Common Stock at $7.00 per share.

     During fiscal 1996, the Company sold approximately $308,000 of product to Benjamin/Cummings, a subsidiary of Addison-Wesley. Ms. Elliot is a director of Addison-Wesley. Additionally, the Company had royalty revenues of approximately $93,000 related to Benjamin/Cummings. The Company purchased approximately $30,000 of product from Benjamin/Cummings during fiscal 1996 and paid royalty expense to Benjamin/Cummings of approximately $47,000.

                              CERTAIN TRANSACTIONS

     On May 23, 1995, the Company issued 106,250 shares of Convertible Preferred Stock at $8.00 per share to Chemical Bank, as trustee for the Firestone Tire and Rubber Master Trust (R.D. 4615504) (the "Firestone Trust"), 6,250 shares to Oelschlager, as trustee for the Oak Associates Profit Sharing Plan and Trust (the "Oak Trust") and 12,500 shares to James D. Oelschlager, an individual resident of Ohio ("Oelschlager"). The Firestone Trust, Oelschlager and the Oak Trust are referred to herein collectively as "Oak Associates." All of the outstanding shares of Convertible Preferred Stock were automatically converted to Common Stock upon consummation of the Company's initial public offering (the "IPO").

     On March 31, 1994, the Company entered into a license agreement (the "MLI License Agreement") with J.S.K., Inc. ("JSK"), a company controlled by Mr. McClaugherty, pursuant to which JSK was granted the right to use the A.D.A.M. Image Database to produce printed customized medical illustrations and videotapes for use by lawyers as demonstrative evidence pieces for a two-year term in return for a fixed fee. JSK was also granted a license to use the "Medical-Legal Illustrations" service mark for a two-year term. The Company continues to hold all legal title in the A.D.A.M. Image Database and owns all copyright interest in illustrations and videotapes produced by JSK pursuant to the MLI License Agreement. The MLI License Agreement was amended on August 30, 1995 to extend the initial term to July 15, 1997 and to fix the monthly license fee payable to the Company at $6,200 per month. The Company also authorized JSK to act as a reseller of the Company's products pursuant to a Reseller Agreement dated April 24, 1994. During fiscal 1996, the Company sold approximately $64,000 of product to JSK pursuant to the Reseller Agreement. JSK paid the Company approximately $86,000 in licensing and rental fees during fiscal 1996 pursuant to the MLI License Agreement.

     Pursuant to a contractual obligation with Mr. McClaugherty, on August 30, 1995 the Company redeemed 125,000 shares of Common Stock held by Mr. McClaugherty at a price per share of $8.00 and an aggregate price of $1,000,000. The Company raised money for the redemption through the sale of 125,000 shares of Convertible Preferred Stock. Upon such redemption, options to purchase 54,500 shares of Common Stock at a purchase price of $5.50 per share and options to purchase 35,500 shares of Common Stock at a purchase price of $5.00 per share held by Mr. McClaugherty were canceled and terminated without exercise.

     On April 17, 1995, Mr. Swayne borrowed $15,000 from the Company, as evidenced by a Promissory Note due April 17, 1997, which bears interest at 12% per annum. On June 23, 1995, Mr. Swayne borrowed $10,000 from the Company as evidenced by a Promissory Note due June 23, 1997, which bears interest at 12% per annum. These notes were paid off on November 15, 1995.

     On August 22, 1995, the Company issued an aggregate of 250,000 shares of Convertible Preferred Stock to Addison-Wesley at a price of $8.00 per share. In connection with such sale, the Company granted to Addison-Wesley options to purchase 64,658 shares of the Company's Common Stock at an exercise price of $11.11 per share, exercisable for one year from the date of issuance of the option. Addison-Wesley was granted certain registration rights in connection with its purchase of Convertible Preferred Stock. All of the outstanding shares of Convertible Preferred Stock were automatically converted to Common Stock upon consummation of the IPO.

     See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" for a description of certain other transactions among the Company and certain of its affiliates.

     It is the Company's policy that all future transactions, if any, with affiliated parties will be approved by the disinterested members of the Company's Board of Directors (or a committee thereof) or by the shareholders of the Company.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's Board of Directors has two committees that are responsible for determining compensation issues relating to the Company's executive officers. During fiscal 1996, the Compensation Committee, which was comprised of one employee and two non-employee directors, was responsible for:

     - Reviewing recommendations from the Chairman of the Board with regard to the compensation of officers of the Company;

     - Reporting to the Board its recommendations with regard to the compensation of officers of the Company; and

     - Monitoring the performance and compensation of executive officers.

     During fiscal 1996, the Stock Option Committee, which was comprised of two independent, non-employee directors, was responsible for:

     - Operating and administering the Company's 1991 Employee Stock Option Plan and its Amended and Restated 1992 Stock Option Plan; and

     - Reviewing compensation plans, programs and policies.

     In performing these duties, each of the Compensation Committee and the Stock Option Committee considers recommendations from management along with other factors.

THE COMPENSATION COMMITTEE

     PHILOSOPHY. The Compensation Committee seeks to attract, retain and motivate executive officers by providing competitive and incentive based compensation keyed to both individual and Company performance. In carrying out this policy, the Committee considers current corporate performance, the potential for future performance gains, whether shareholder value has been or will be enhanced, and competitive market conditions for executives in similar positions at local, regional and national software companies having similar revenues and number of employees. Those factors are evaluated and considered for each officer on an annual basis, including consideration of the contribution made by each officer over the prior fiscal year. The Company's compensation package for its officers includes both short-term and long-term features in the form of base salary, variable compensation keyed to Company performance and stock options which are granted periodically at the discretion of the Stock Option Committee. Base salary and variable compensation award targets for executive officers are determined at the beginning of the fiscal year.

     BASE SALARY. Each executive's base salary, including the Chief Executive Officer's base salary, was determined by the Compensation Committee by taking into consideration the factors described above together with recommendations from the Chief Executive Officer for the executive officers other than himself and other factors as deemed appropriate by the Compensation Committee.

     Variable compensation is keyed to Company performance for officers and is based on achievement of pre-established financial targets relative to the Company's budget which includes sales growth, expense control and profitability and the timely development and market reception of new products.

     POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT. The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met. The Compensation Committee does not believe that there is currently any risk of losing deductions under the new law. However, in the future, the Compensation Committee intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of the Company to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

          Robert S. Cramer, Jr.
          Sally D. Elliott
          Holcombe T. Green, Jr.

THE STOCK OPTION COMMITTEE

     The grant of stock options is designed to align the interests of executive officers with those of shareholders in the Company's long-term performance. Options granted under the plans have an exercise price that is at least equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire not later than ten years from the date of grant. It has been the practice of the Committee to grant stock options which vest ratably over a three year period from the date of grant. Option awards for officers other than the Chief Executive Officer are based on recommendations made by the Chief Executive Officer and on the Committee's assessment of how the respective individual contributes to the Company. The factors considered in this assessment are identical to those set forth in the Compensation Committee Philosophy and Base Salary paragraphs above. In fiscal 1996, the Committee granted 240,000 options to the Named Executive Officers, including 90,000 to the Chief Executive Officer.

          Holcombe T. Green, Jr.
          J. Larry Jones

     THE FOREGOING REPORTS SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to the Nasdaq Stock Market-U.S. and the Hambrecht & Quist Technology Index. The stock price performance graph assumes an investment of $100 in the Company on November 10, 1995 and an investment of $100 in the two indexes on October 31, 1995 and further assumes the reinvestment of all dividends. The difference in the initial start date is due to the fact that the Company's Common Stock did not start trading publicly until mid-November. The Company believes that the net effect of this difference in start dates will not have a material effect on the performance graph. Stock price performance, presented monthly for the period from November 10, 1995 through March 31, 1996, is not necessarily indicative of future results.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        AMONG A.D.A.M. SOFTWARE, INC., THE NASDAQ STOCK MARKET-US INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                   [GRAPH]

                                   A.D.A.M.
      MEASUREMENT PERIOD           SOFTWARE,     NASDAQ STOCK      H&Q TECH-
    (FISCAL YEAR COVERED)            INC.         MARKET-US         NOLOGY
10/95                                      100             100             100
11/95                                       89             102              99
12/95                                       54             102              96
1/96                                        52             102              99
2/96                                        41             106             102
3/96                                        42             106              98

- ---------------

  * November 10, 1995 for A.D.A.M. Software, Inc.

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                                 OTHER MATTERS

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to the Company, with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, all such persons have complied with the applicable reporting requirements, except for Joseph Fuller and David Tranberg who inadvertently filed their Form 3s late.

INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP has audited the accounts of the Company and its subsidiaries for fiscal year 1996 and has been appointed by the Board of Directors to continue in that capacity for the Company's fiscal year ending March 31, 1997. A representative of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report of the Company for fiscal 1996, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON JULY 15, 1996, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT EXHIBITS THERETO. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

              A.D.A.M. Software, Inc.
              1600 RiverEdge Parkway
              Suite 800
              Atlanta, Georgia 30328
                   Attention: Secretary

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company on or before March 28, 1997 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock.

                                          By Order of the Board of Directors,

                                          /s/ CURTIS A. CAIN
                                          ----------------------------------
                                                 Curtis A. Cain
                                            Chief Executive Officer

Atlanta, Georgia
July 29, 1996

                                                                      APPENDIX A


                            A.D.A.M. SOFTWARE, INC.

                                     PROXY
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             ON SEPTEMBER 18, 1996

   The undersigned hereby appoints Curtis A. Cain and Robert A. DiProva and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of A.D.A.M. Software, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, September 18, 1996, at 9:00 a.m., local time, at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

   1. To elect three (3) directors to serve until the 1999 Annual Meeting of Shareholders and one (1) director to serve until the 1997 Annual Meeting of Shareholders:

     / / FOR all nominees listed (except as marked below to the contrary)

               To serve until the 1999 Annual Meeting of Shareholders:
                      Robert S. Cramer, Jr.
                      Dr. Anthony J. Gatti
                      John W. McClaugherty

               To serve until the 1997 Annual Meeting of Shareholders:
                      Dr. Francis J. Tedesco

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
             A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

      / / WITHHOLD AUTHORITY to vote for all nominees listed

   2. To ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for fiscal 1997.

             / / FOR             / / AGAINST             / / ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

                                                   Date:                 , 1996
                                                        -----------------

                                                   ----------------------------

                                                   ----------------------------

                                                   Please sign exactly as your
                                                   name or names appear hereon.
                                                   For more than one owner as
                                                   shown above, each should
                                                   sign. When signing in a
                                                   fiduciary or representative
                                                   capacity, please give full
                                                   title. If this proxy is
                                                   submitted by a corporation,
                                                   it should be executed in the
                                                   full corporate name by a duly
                                                   authorized officer, if a
                                                   partnership, please sign in
                                                   partnership name by
                                                   authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON SEPTEMBER 18, 1996. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.